MANAGER DIRECTED PORTFOLIOS

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

with

HOOD RIVER CAPITAL MANAGEMENT LLC

This Amended and Restated Expense Limitation Agreement (“Agreement”) is entered into as of March 1, 2017 by and between Hood River Capital Management LLC (“Hood River”), a Delaware limited liability company, and Manager Directed Portfolios (f/k/a “The Roxbury Funds”) (the “Trust”), on behalf of the its series listed on Exhibit A attached hereto (the “Portfolios”), as may be amended from time to time.

WHEREAS, Hood River serves as the investment adviser to the Portfolios pursuant to an Amended and Restated Investment Advisory Agreement dated March 1, 2017, as may be amended from time to time; and

WHEREAS, the Trust and Hood River have previously entered into an Expense Limitation Agreement dated as of the 18th day of May, 2015; and

WHEREAS, Hood River and the Trust desire to enter into this Amended and Restated Expense Limitation Agreement for the purpose of revising the expenses to be excluded from the expense limitation set forth in Section 1 hereto, and to amend Exhibit A to the Agreement;

NOW, THEREFORE, in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  FEE WAIVER AND REIMBURSEMENT OF EXPENSES.  Until the dates set forth on Exhibit A, Hood River will waive its advisory fees with respect to the Portfolios and/or reimburse or assume expenses of the Portfolios, as the case may be, to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions, Rule 12b-1 distribution fees, shareholder servicing fees, interest and acquired fund fees and expenses) of a Portfolio or of a class of a Portfolio, expressed as a percentage of average daily net assets, exceed the expense caps set forth on Exhibit A.  Hood River will not have any right to recover from the Portfolios any amount so waived, reimbursed or assumed.  Hood River shall have discretion regarding whether expenses will be reimbursed or assumed, on the one hand, or fees will be waived, on the other hand, to meet the expense caps set forth on Exhibit A.

Section 2.  AMENDMENTS TO AND TERM OF AGREEMENT.  This Agreement shall become effective as of the date first set forth above, and shall continue until the dates set forth on Exhibit A.  The parties hereto agree to review the then current expense limitations for each class of each Portfolio on a date prior to the termination date listed on Exhibit A to determine whether such limitations should be amended, continued or terminated.  Exhibit A may be amended, from time to time, to reflect a new rate or new date which the parties hereto agree in writing to be bound.

Section 3.  NOTICE.  Any notice under this Agreement shall be given in writing addressed and delivered or mailed postage prepaid to the other party to this Agreement at its principal place of business.

Section 4.  GOVERNING LAW.  To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the state of Delaware.

IN WITNESS WHEREOF, the parties hereto have entered into this Amended and Restated Expense Limitation Agreement as of the date first above written.

MANAGER DIRECTED PORTOFOLIOS, on
behalf of each Portfolio listed on Exhibit A attached hereto

/s/ Douglas J. Neilson
By:       Douglas J. Neilson
Title:    President

HOOD RIVER CAPITAL MANAGEMENT LLC

/s/ Brian Smoluch
By:       Brian Smoluch
Title:    Chief Executive Officer

EXHIBIT A
TO
 EXPENSE LIMITATION AGREEMENT

Fund	Class	Expense Cap	Termination Date
Hood River Small-Cap Growth Fund	Institutional	0.99%	December 31, 2020
Hood River Small-Cap Growth Fund	Investor	0.99%	December 31, 2020

Hood River Small-Cap Growth Fund	Retirement	0.99%	December 31, 2020

Amended and Restated as of March 1, 2017

13471964.3